Exhibit 4.18

English Translations for Reference

FORM OF ENTRUSTED SHARE PURCHASE AGREEMENT

This Entrusted Share Purchase Agreement (this “Agreement”) is entered into by the following two parties as of ___________:

Party A: __________, a citizen of the People’s Republic of China, with ID number _________ and with Entrepreneurial Sales Team number _________.

Party B: Fanhua Employees Holdings Limited, a limited liability company organized under the laws of British Virgin Islands.

Treasure Chariot Limited, a limited liability company organized under the laws of British Virgin Islands.

Or

Step Tall Limited, a limited liability company organized under the laws of British Virgin Islands.

NOW THEREFORE, after friendly negotiations, both parties hereby agree as follows for mutual observance:

1.	Party A intends to subscribe for _______ ordinary shares (hereinafter referred to as “the Shares”) of Fanhua Inc. at a price of US$29.00 per American Depositary Receipt (“ADR”, one ADR representing 20 ordinary shares), for a total of US$______ (hereinafter referred to as “Subscription Price”). Party B entrusts Party C to subscribe and hold the shares on his or her behalf;

2.	Party A shall pay Party B the full amount of the Subscription Price within 30 days from the execution date of this Agreement. If the payment is overdue or the Subscription Price is not fully paid-up, this Agreement shall be deemed terminated. Party B shall deliver the Shares at the above price within 30 days from the execution date of this Agreement, and deliver relevant documents to Party A to certify his or her rights and interests with respect to the Shares.

3.	With respect to the entrustment, Party A and Party B acknowledge that

3.1	Party B shall subscribe, register and hold the Shares in its name, participate in relevant activities of the Company and exercise the voting rights of the Shares as a shareholder;

3.2	Party A is entitled to the beneficial economic benefits of the Shares, including dividends, interests and other related rights and interests. Party B shall transfer, handle and pay such beneficial economic benefits to Party A in accordance with the instructions given by Party A from time to time. Except with prior written consent of Party A, Party B shall not pledge the Shares or cause any other security interest to be created on the Shares, offer to transfer such Shares to any third party, make any commitment about the offer of any third party to acquire the shares, or execute any agreement to transfer the shares with any third party.

4.	Party A agrees to bear the expenses incurred for the subscription, holding and disposition of the Shares, including but not limited to secretarial fee, legal fee, transaction fee, etc. Party B has the right to deduct such expenses incurred when disposing of the Shares according to Party A’s instruction.

5.	This Agreement shall be binding on and inure to the benefit of both parties hereto and their respective successor(s), heir(s) and permitted assignee(s).

6.	The formation, validity, interpretation, performance, amendment and termination of and resolution of disputes in connection with this Agreement shall be governed by the PRC laws. Any dispute, controversy or claim arising from the interpretation and performance in connection with this Agreement shall be settled by both parties through friendly consultations. In case no settlement can be reached within thirty (30) days after one party makes a request for settlement, either party may submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its arbitration rules then in effect at the time of applying for arbitration. The arbitration award shall be final and binding upon both parties.

7.	Both parties agree and acknowledge that the terms and conditions of this Agreement shall be effective as of the signing date of this Agreement until all parties have performed their obligations under this Agreement. This Agreement is severable. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect the validity and enforceability of the remainder of this Agreement. Any obligation arising out of this Agreement or that is due before the expiration or early termination of this Agreement shall survive such expiration or early termination.

8.	This Agreement shall not be amended or modified except with the written consent of both parties. In case of anything not covered herein, both parties may make supplements hereto by signing a written agreement. Any amendment, modification, supplement or annex to this Agreement shall form an integral part of this Agreement.

9.	This Agreement shall be formed on its signing date. This Agreement is executed in two originals, with each of Party A and Party B holding one original. All originals have the same legal effect.

[No text below]

IN WITNESS WHEREOF, all parties have entered into this Agreement as of the date first above written.

Party A: ____________________

Signature:____________________

Party B: Fanhua Employees Holdings Limited

Treasure Chariot Limited

Or

Step Tall Limited

Chop:	Chop affixed